Exhibit 8

Second Addendum to the Shareholders Agreement dated 5.10.2006

Made and entered in Tel Aviv on the 14th day of the month of August of the year 2007

Between:	Del-Ta Engineering Equipment Ltd.
(Company ID number 510463482)
From Hamelech Shaul Boulevard 8, Tel Aviv
(hereinafter: "Delta")
From one side;

and between:	David Rivel
ID 65567117
From Arava St. 24, Omer
and/ or any corporation in his control
(hereinafter: "Rivel")
From second side;

(Both jointly hereinafter called the "Parties")

WHEREAS	Delta and Rivel are shareholders of RRsat Global Communications Network Ltd. (Company ID 510896293) (hereinafter, the "Company"); and

WHEREAS
the Parties entered into an agreement on 5.10.2006 related to their holdings in the Company (hereinafter, the "Original Agreement"), as amended by an addendum dated 26.10.2006 (hereinafter, the "Agreement's First Addendum"); and

WHEREAS	Rivel agreed to Delta's request to amend the provisions of the Original Agreement and the provisions of the Agreement's First Addendum;

NOW THEREFORE, it is stated, stipulated and agreed between the parties as follows:

1.	The preamble to this Addendum constitutes an integral part hereof.

2.	All terms used in this Addendum shall have the meaning ascribed to them in the Original Agreement and in the Agreement's First Addendum (as applicable), unless otherwise expressly stated.

3.	Section 3 of the Original Agreement shall be redrafted as follows:

“Delta hereby undertakes that, subject to the forgoing, as long as this Agreement is in effect, Delta shall use all of its voting power that it has or that it shall have in the Company, by the power of its holdings of the Company's shares and by the power of the proxy to exercise voting rights to appoint directors attached to Rivel's shares, in a way that Rivel (or another person on his behalf, pursuant to a written notice which shall be delivered by Rivel to Delta) shall be appointed as a director of the Company. For the avoidance of doubt, the foregoing shall not derogate from Delta's right to exercise its voting power, and voting rights to nominate directors attached to Rivel's shares for the removal of Rivel (or another person on his behalf) from office as a director or replacing him with another, by its sole discretion, except in the event of the dismissal of Rivel from his position as CEO of the Company, with the opposition of all of the board members appointed by Delta, when in such a case (and only such a case) Delta shall be required to exercise its voting rights in the Company for the appointment of Rivel as a director in the Company.”

4.	Section 6.3 of the Original Agreement shall amended as follows:

4.1.	At the end of the preface of the Section, instead of the words "… which shall apply 30 days after each one of the following:", shall come "… the earlier of the following two:";

4.2.	At the beginning of subsection 6.3.1, the words "30 days after…" shall be added;

4.3.	At the beginning of subsection 6.3.2 the words "24 months after…" shall be added.

5.	Section 4 of the Agreement's First Amendment shall be terminated.

6.	Section 5 of the Agreement's First Amendment shall be redrafted as follows:

"It is hereby agreed that every quarter, for as long as the Agreement is in effect, the Parties shall be permitted to sell within the framework of the stock market the permitted amount, distributed and by the priority, as follows:

5.1 First, Rivel shall be permitted to sell up to 1% of the Company's issued share capital;

5.2 Second, Delta shall be permitted to sell up to 1% of the Company's issued share capital, if there exists a permitted amount above the amount specified in foregoing Section 5.1;

5.3 Third, each of the Parties shall be permitted to sell up to half of the remaining permitted amount beyond that specified in the foregoing Sections 5.1 and 5.2,

Each party shall notify the other by written notification regarding the execution of an excluded sale, close to its completion".

7.	For the avoidance of doubt, it is clarified that all other provisions of the Original Agreement and the Agreement's First Amendment are in effect, without any change.

In witnesseth the parties have signed:

/S/ Del-Ta Engineering Equipment Ltd.	/S/ David Rivel
Del-Ta Engineering Equipment Ltd.	David Rivel